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                                                                    EXHIBIT 11.1

                                  AVIGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMPUTATION OF NET LOSS PER SHARE

                                                  THREE MONTHS ENDED             SIX MONTHS ENDED
                                              ---------------------------   ---------------------------
                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                  1995           1996           1995           1996
                                              ------------   ------------   ------------   ------------
Net Loss....................................   $ (790,000)   $ (1,254,000)  $ (1,614,000)  $ (2,126,000)
                                               ==========     ===========    ===========    ===========
Weighted average common shares
  outstanding...............................    2,014,571       7,285,640      2,020,729      7,285,417
Shares related to Staff Accounting Bulletin
  Topic 4D:
  Common Stock..............................      158,641                        158,641
  Common Stock Options......................      663,135                        663,135
  Preferred Stock...........................      502,493                        502,493
  Common and Preferred Stock Warrants.......      211,552                        211,552
                                               ----------     -----------    -----------    -----------
          Total shares outstanding for
            primary and fully diluted net
            loss per share..................    3,550,392       7,285,640      3,556,550      7,285,417
                                               ==========     ===========    ===========    ===========
Net loss per share..........................       $(0.22)         $(0.17)        $(0.45)        $(0.29)
                                               ==========     ===========    ===========    ===========
Calculation of shares outstanding for
  computing pro forma net loss per share:
  Shares use in computing net loss per
     share..................................    3,550,392                      3,533,974
  Adjustment to reflect the effect of the
     assumed conversion of convertible
     preferred stock from the date of
     issuance...............................    1,853,260                      1,875,834
                                               ----------                    -----------
          Total shares outstanding for pro
            forma net loss per share........    5,403,652                      5,409,808
                                               ==========                    ===========
Pro forma net loss per share................       $(0.15)                        $(0.30)
                                               ==========                    ===========
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